Exhibit 99.1

Sovran Self Storage Reports Third Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 5, 2008--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2008.

Net income available to common shareholders for the third quarter of 2008 was $9.5 million or $.44 per diluted share. Net income available to common shareholders for the same period in 2007 was $10.9 million or $.51 per diluted share. Funds from operations for the quarter were $.84 per fully diluted common share. Higher interest expense associated with the Company’s recent long-term financing, increased customer move-in incentives, and damage costs of almost $300,000 associated with Hurricanes Gustav and Ike were factors resulting in lower earnings for 2008’s third quarter compared to 2007’s.

Kenneth F. Myszka, the Company’s President and Chief Operating Officer commented, “We, like most real estate companies, are working through a challenging environment. Our Company’s interests are best served by taking a long-term perspective. This quarter’s results were adversely affected by several steps taken which, while currently painful, will strengthen our long-term earnings prospects. For instance, by refinancing earlier this year, we knew interest costs would increase substantially. Our judgment was to sacrifice short-term earnings for one of the stronger, more conservative balance sheets in our industry – especially important with capital markets so volatile. We’ve put ourselves in a good position to grow in 2009. Our occupancies are good in most markets, rental rate increases remain achievable, costs are manageable, and our balance sheet and liquidity positions are as strong as they’ve ever been.”

OPERATIONS:

Total Company net operating income for the third quarter grew 0.8% compared with the same quarter in 2007 to $33.0 million. This growth was the result of the income generated by the joint venture properties, and was somewhat offset by a decline in same store results. Overall average occupancy for the quarter was 83.3% and average rent per square foot for the portfolio was $10.48.

Revenues at the 353 stores owned and/or managed for the entire quarter in both years increased 10 basis points over the third quarter of 2007, the result of a slight increase in effective rental rates. While average occupancy was 170 basis points lower during the third quarter of this year compared to last year’s same store third quarter, the drop in month end occupancy from June 30, 2008 to September 30, 2008 was only 20 basis points. This is considerably less than the usual seasonal drop (historically 150-200 basis points), and is the result of the Company’s extensive use of move-in incentives. Mr. Myszka commented, “We made a concentrated effort to attract and close customers during the summer months so that we could enter the slower fall season with as many tenants in place as possible. During the quarter, we absorbed over $2 million in ‘first month free’ incentives; more than double that of last year’s summer incentives. While the current cost is significant, we think we’ll experience benefits throughout the winter season.” Same store operating expenses increased 6.3% (4.9% excluding hurricane related expenses); utility costs in Texas, payroll expenses, and point of sale costs were higher than expected. As a result, same store net operating income declined by 3.3% (2.5% excluding hurricane related expenses) over the third quarter of 2007. General and administrative expenses rose $300,000 over the same period in 2007, primarily due to costs incurred in acquiring and operating the joint venture properties.

During the quarter, strong revenue growth was shown at the Company’s South Carolina, Missouri, New York, and Mississippi stores. Stores in Florida, Ohio, and the Washington, DC markets experienced slower than expected growth during the quarter.

PROPERTIES:

In June, the Company formed a joint venture with an affiliate of Heitman, LLC (the “JV”) to acquire and manage up to $350 million of storage properties to be acquired from unaffiliated owners. In July, the JV purchased 21 properties at a cost of $144 million. Ten of the stores represent new markets including four in Columbus, OH; two in Louisville, KY; and four in Denver, CO. The remaining stores are located in markets where Sovran already has a presence; two each in Tampa, FL and San Antonio, TX; six in Dallas, TX; and one in Houston, TX.

The Company is continuing its program of expanding and enhancing its existing stores. While no expansions were completed during the quarter, $5.3 million was expended on 11 projects that are expected to be completed by year end, with another six to be initiated and underway by year-end.

CAPITAL TRANSACTIONS:

As previously reported, the Company refinanced its near term maturities and repaid its line of credit with the proceeds of a $250 million four year term note. The Company then entered into a group of interest rate swaps, effectively setting the interest rate on the note at 5.97% through 2012.

The Company also entered into a new, three year Line of Credit agreement, which provides $125 million of unsecured financing at a rate of LIBOR plus 1.375%. The facility is expandable, at the Company’s option, to $175 million and can be extended for one additional year. At September 30, 2008, $3 million had been drawn on the Line.

David Rogers, the Company’s Chief Financial Officer commented, “Our liquidity position is excellent. We have a new, virtually untapped line of credit in place and no significant financial commitments or debt maturities to worry about until 2012. We’re well poised to wait out the storm and perhaps take advantage of some opportunistic situations.”

During the quarter, the Company issued 82,496 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3.2 million was received, and was used to fund capital improvements.

YEAR 2008 EARNINGS GUIDANCE:

The Company is anticipating conditions in most of its markets to become increasingly more competitive, and will utilize leasing incentives as well as increased advertising and aggressive marketing to improve occupancy. Because of these increased costs, the Company now estimates growth in net operating income on a same store basis to be flat for the balance of the year.

The Company will continue, on a modified basis, to expand and improve its existing properties. The projected cost of these revenue enhancing projects has been scaled back to $25 million in 2008, providing for up to 400,000 sq. ft. of additional premium space at as many as 25 stores.

For the next year at least, the Company plans to acquire stores on behalf of the recently formed JV. It expects to contribute up to $25 million as its share of the equity required to fund the JV. From time to time, the Company may acquire properties for its own portfolio or sell certain of its assets, but no such activity has been considered in providing guidance for the balance of 2008.

Funding of the JV contributions, acquisitions, and the above mentioned revenue enhancing improvements will be provided for the duration of 2008 primarily from borrowings on the Company’s line of credit.

General and administrative expenses are expected to increase moderately as the Company adds properties to the JV and enters new markets. These are expected to be offset by the realization of management fees from the JV.

At September 30, 2008, all but $3 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

Management expects funds from operations for the fourth quarter of 2008 to be approximately $.80 to $.82 per share, and between $3.28 and $3.30 for the year 2008.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 6, 2008. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 380 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2008	2007
Assets
Investment in storage facilities:
Land	$239,644	$236,349
Building, equipment and construction in progress	1,131,813	1,086,359
	1,371,457	1,322,708
Less: accumulated depreciation	(208,207)	(183,679)
Investment in storage facilities, net	1,163,250	1,139,029
Cash and cash equivalents	12,283	4,010
Accounts receivable	3,136	2,794
Receivable from related parties	14	27
Investment in joint ventures	16,684	-
Prepaid expenses	5,863	4,771
Intangible asset - in-place customer leases (net of accumulated amortization of $4,952 in 2008 and $3,840 in 2007)	389	833
Other assets	7,361	6,741
Net assets of discontinued operations	-	6,383
Total Assets	$1,208,980	$1,164,588

Liabilities
Line of credit	$3,000	$100,000
Term notes	500,000	356,000
Accounts payable and accrued liabilities	26,940	23,752
Deferred revenue	5,688	5,602
Fair value of interest rate swap agreements	6,091	1,230
Accrued dividends	14,063	13,656
Mortgages payable	109,720	110,517
Total Liabilities	665,502	610,757

Minority interest - Operating Partnership	9,324	9,659
Minority interest - consolidated joint ventures	13,082	16,783

Shareholders' Equity
Common stock	231	228
Additional paid-in capital	664,945	654,141
Dividends in excess of net income	(111,015)	(98,437)
Accumulated other comprehensive income	(5,914)	(1,368)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	521,072	527,389

Total Liabilities and Shareholders' Equity	$1,208,980	$1,164,588

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	July 1, 2008	July 1, 2007
	to	to
(dollars in thousands, except share data)	September 30, 2008	September 30, 2007

Revenues
Rental income	$49,801	$48,966
Other operating income	2,696	1,799
Total operating revenues	52,497	50,765

Expenses
Property operations and maintenance	14,702	13,457
Real estate taxes	4,842	4,625
General and administrative	4,267	3,968
Depreciation and amortization	8,384	7,738
Amortization of in-place customer leases	255	605
Total operating expenses	32,450	30,393

Income from operations	20,047	20,372

Other income (expense)
Interest expense (including amortization of financing fees of $305 in 2008 and $232 in 2007)	(10,034)	(9,092)
Interest income	94	137
Minority interest - Operating Partnership	(183)	(215)
Minority interest - consolidated joint ventures	(340)	(462)
Equity in (losses) income of joint ventures	(56)	17

Income from continuing operations	9,528	10,757
Income from discontinued operations	-	118

Net Income	9,528	10,875
Preferred stock dividends	-	-
Net income available to common shareholders	$9,528	$10,875

Per Common Share - basic
Continuing operations	$0.44	$0.50
Discontinued operations	0.00	0.01
Earnings per common share - basic	$0.44	$0.51

Earnings per common share - diluted
Continuing operations	$0.44	$0.50
Discontinued operations	0.00	0.01
Earnings per common share - diluted	$0.44	$0.51

Common shares used in basic
earnings per share calculation	21,810,755	21,390,303

Common shares used in diluted
earnings per share calculation	21,833,622	21,426,962

Dividends declared per common share	$0.6400	$0.6300

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	September 30, 2008	September 30, 2007

Revenues
Rental income	$146,292	$138,306
Other operating income	5,946	4,702
Total operating revenues	152,238	143,008

Expenses
Property operations and maintenance	41,852	38,674
Real estate taxes	14,406	13,596
General and administrative	12,487	11,222
Depreciation and amortization	24,637	22,060
Amortization of in-place customer leases	1,112	3,348
Total operating expenses	94,494	88,900

Income from operations	57,744	54,108

Other income (expense)

Interest expense (including amortization of financing fees of $867 in 2008 and $716 in 2007)	(27,966)	(24,908)
Interest income	273	814
Minority interest - Operating Partnership	(561)	(581)
Minority interest - consolidated joint ventures	(1,224)	(1,386)
Equity in (losses) income of joint ventures	(38)	97

Income from continuing operations	28,228	28,144
Income from discontinued operations (including gain on disposal of $716 in 2008)	794	332

Net Income	29,022	28,476
Preferred stock dividends	-	(1,256)
Net income available to common shareholders	$29,022	$27,220

Per Common Share - basic
Continuing operations	$1.30	$1.30
Discontinued operations	0.04	0.01
Earnings per common share - basic	$1.34	$1.31

Earnings per common share - diluted
Continuing operations	$1.30	$1.29
Discontinued operations	0.03	0.02
Earnings per common share - diluted	$1.33	$1.31

Common shares used in basic
earnings per share calculation	21,728,542	20,760,920

Common shares used in diluted
earnings per share calculation	21,752,986	20,813,165

Dividends declared per common share	$1.9000	$1.8700

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	July 1, 2008	July 1, 2007
	to	to
(dollars in thousands, except share data)	September 30, 2008	September 30, 2007

Net income	$9,528	$10,875
Minority interest in income	523	677

Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,639	8,390
Depreciation and amortization from unconsolidated joint ventures	232	14
Funds from operations allocable to minority interest in Operating Partnership	(350)	(377)
Funds from operations allocable to minority interest in consolidated joint ventures	(340)	(462)

Funds from operations available to common shareholders	18,232	19,117
FFO per share - diluted (a)	$0.84	$0.89

Common shares - diluted	21,833,622	21,426,962
Common shares if Series C Preferred Stock is converted	-	80,021
Total shares used in FFO per share calculation (a)	21,833,622	21,506,983

	January 1, 2008	January 1, 2007
	to	to
(dollars in thousands, except share data)	September 30, 2008	September 30, 2007

Net income	$29,022	$28,476
Minority interest in income	1,785	1,967

Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	25,795	25,547
Depreciation and amortization from unconsolidated joint ventures	262	44
Gain on sale of real estate	(716)	-
Preferred dividends	-	(1,256)
Funds from operations allocable to minority interest in Operating Partnership	(1,042)	(1,069)
Funds from operations allocable to minority interest in consolidated joint ventures	(1,224)	(1,386)
Funds from operations available to common shareholders	53,882	52,323
FFO per share - diluted (a)	$2.48	$2.50

Common shares - diluted	21,752,986	20,813,165
Common shares if Series C Preferred Stock is converted	-	640,170
Total shares used in FFO per share calculation (a)	21,752,986	21,453,335

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. The prorated shares through the conversion date have been added to the diluted shares outstanding to calculate the FFO per share in 2007.

QUARTERLY SAME STORE DATA (2)	July 1, 2008	July 1, 2007
	to	to	Percentage
(dollars in thousands)	September 30, 2008	September 30, 2007	Change

Revenues:
Rental income	$49,072	$48,966	0.2%
Other operating income	1,760	1,800	-2.2%
Total operating revenues	50,832	50,766	0.1%

Expenses:
Property operations, maintenance, and real estate taxes	19,217	18,082	6.3%

Operating income	$31,615	$32,684	-3.3%

(2) Includes the 353 stores owned and/or managed by the Company for the entire periods presented.
Same Store Revenues by State (2)		July 1, 2008	July 1, 2007
		to	to	Percentage
	(dollars in thousands)	September 30, 2008	September 30, 2007	Change

	Alabama	2,635	2,668	-1.2%
	Arizona	1,265	1,262	0.2%
	Connecticut	1,125	1,119	0.5%
	Florida	8,015	8,552	-6.3%
	Georgia	3,362	3,380	-0.5%
	Louisiana	1,855	1,847	0.4%
	Maine	296	284	4.2%
	Maryland	480	515	-6.8%
	Massachusetts	2,025	2,019	0.3%
	Michigan	627	586	7.0%
	Mississippi	1,342	1,289	4.1%
	Missouri	1,125	1,062	5.9%
	New Hampshire	548	549	-0.2%
	New York	4,686	4,403	6.4%
	North Carolina	1,725	1,727	-0.1%
	Ohio	2,038	2,077	-1.9%
	Pennsylvania	746	717	4.0%
	Rhode Island	480	484	-0.8%
	South Carolina	969	924	4.9%
	Tennessee	536	549	-2.4%
	Texas	12,546	12,253	2.4%
	Virginia	2,406	2,500	-3.8%

	Total same store	$50,832	$50,766	0.1%
YEAR TO DATE SAME STORE DATA (3)	January 1, 2008	January 1, 2007
	to	to	Percentage
(dollars in thousands)	September 30, 2008	September 30, 2007	Change

Revenues:
Rental income	$133,680	$132,170	1.1%
Other operating income	4,173	4,328	-3.6%
Total operating revenues	137,853	136,498	1.0%

Expenses:
Property operations, maintenance, and real estate taxes	51,099	49,598	3.0%

Operating income	$86,754	$86,900	-0.2%

(3) Includes the 326 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2008	2007	2008	2007

Weighted average quarterly occupancy	83.4%	85.1%	83.3%	85.1%

Occupancy at September 30	83.3%	84.3%	83.1%	84.3%

Rent per occupied square foot	$10.48	$10.39	$10.48	$10.39

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the nine months ended September 30, 2008:

Beginning balance	$1,322,708
Property acquisitions	14,013
Additional investment in consolidated joint ventures	2,473
Improvements and equipment additions:
Expansions	16,499
Roofing, paving, painting, and equipment:
Stabilized stores	11,474
Recently acquired and joint venture stores	2,895
Change in construction in progress (Total CIP $14.8 million)	1,548
Dispositions	(153)
Storage facilities at cost at period end	$1,371,457

	September 30, 2008	September 30, 2007

Common shares outstanding at September 30	21,973,223	21,612,427
Operating Partnership Units outstanding at September 30	419,952	425,785

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
Diane Piegza, VP Corporate Communications
716-633-1850
http://www.sovranss.com